EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Shore Bancshares, Inc. (the “Company”) on Form S-8 (Nos. 333-60214, 333-64317, and 333-64319) of our reports dated March 11, 2005, with respect to the consolidated financial statements of the Company, the Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ Stegman and Company

Baltimore, Maryland
March 14, 2005